Exhibit 99.1

TransDigm Completes Acquisition of Actuation Business from Teleflex Incorporated

CLEVELAND, Jan. 3, 2011 /PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it completed the acquisition of the Actuation Business of Telair International Inc., a wholly-owned subsidiary of Teleflex Incorporated (NYSE: TFX), on December 31 for approximately $94 million in cash. The acquisition was previously announced on November 29, 2010.

The Actuation business, which is located in Simi Valley, California, designs and manufactures highly engineered electro-mechanical actuators for major aircraft, including the Boeing 737, 747, 767 and 777 and F-16 and C-130 military platforms. The Actuation business has expected calendar 2010 revenues of approximately $25 million, with significant aftermarket content.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology. WebSite: www.transdigm.com

Contact:	Jonathan D. Crandall Investor Relations (216) 706-2945 ir@transdigm.com